                                                                    EXHIBIT C(5)


                              BANK OF AMERICA, N.A.
                         BANC OF AMERICA SECURITIES, LLC
                               100 N. Tryon Street
                         Charlotte, North Carolina 28255

                          CITICORP NORTH AMERICA, INC.
                            SALOMON SMITH BARNEY INC.
                                 399 Park Avenue
                            New York, New York 10043


                                  July 27, 2000

CONFIDENTIAL

Pac Packaging Acquisition Corporation
900 Commerce Drive
Oak Brook, Illinois  60523

Berkshire Partners LLC
One Boston Place
Boston, Massachusetts  02108

         Re:  Commitment Letter for U.S. Can Corporation Acquisition Financing

Ladies and Gentlemen:

Berkshire Partners LLC (the "Sponsor") has advised Bank of America, N.A. ("Bank of America"), Banc of America Securities LLC ("BAS") and Citi/SSB (as defined below) that it intends to recapitalize U.S. Can Corporation ("USC" or the "Recapitalized Company") through the merger of its newly formed subsidiary, Pac Packaging Acquisition Corporation ("TransitoryCo"), with and into USC with USC being the surviving entity. In addition the Sponsor will or will cause the Recapitalized Company to refinance all of the outstanding funded indebtedness of the Recapitalized Company, with the exception of the assumed debt referenced in
Schedule I attached hereto, including tendering for redemption of the Recapitalized Company's 10 1/8% senior subordinated notes due 2006 (the "Refinancing"), as more specifically described in the Sources and Uses Table attached hereto as Schedule I, with the respective amounts expended in connection therewith being set forth therein. The merger with the Recapitalized Company by TransitoryCo, the Refinancing, the financings described herein and all other transactions related thereto shall be collectively referred to as the "Transaction".

You have also advised us that you propose to finance the Transaction, the related premiums, fees and expenses and the ongoing general corporate needs of United States Can Company, a wholly owned subsidiary of the Recapitalized Company (the "Borrower") and its subsidiaries after completion of the Transaction from the following sources: (a) no less than $160 million in common and preferred equity (including rollover equity) provided by the Sponsor and certain existing shareholders and members of existing management of the Recapitalized Company (at least $100





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July 27, 2000
Page 2


million of which shall be provided by the Sponsor) on terms to be agreed upon by you and us (the "Equity Financing"), (b) approximately $400 million from senior credit facilities (the "Credit Facilities") of the Borrower comprised of term loan facilities aggregating $260 million (the "Term Loan Facilities") and a $140 million revolving credit facility (the "Revolving Credit Facility") and (c) $150 million in gross proceeds from the Borrower's issuance of senior subordinated unsecured notes (the "Senior Subordinated Notes"), or alternately, senior subordinated unsecured bridge notes issued as interim financing to the Senior Subordinated Notes (together with any exchange notes related thereto, the "Bridge Notes"; the Senior Subordinated Notes or the Bridge Notes may be referred to as the "Subordinated Debt Financing"). The Revolving Credit Facility will also be used to finance the continuing operations of the Borrower and its subsidiaries after consummation of the Transaction.

For purposes of this Commitment Letter, "Citi/SSB" shall mean Citicorp North America, Inc. ("Citicorp") and/or any affiliate thereof, including Salomon Smith Barney Inc. ("SSB"), as Citi/SSB shall determine to be appropriate to provide the services contemplated herein.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment (this letter being the "Commitment Letter") to act as exclusive administrative agent (in such capacity, the "Administrative Agent") and to provide $240 million of the total principal amount of the Credit Facilities, and (b) Citi/SSB is pleased to advise you of its commitment to act as syndication agent (in such capacity, the "Syndication Agent") and to provide $160 million of the total principal amount of the Credit Facilities, in each case pro rata among the Term Loan Facilities and the Revolving Credit Facility and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Bank of America and Citi/SSB may be collectively referred to herein as the "Banks" and the Administrative Agent and the Syndication Agent may be collectively referred to herein as the "Agents". The commitments of the Banks hereunder are several and not joint. Furthermore, BAS and Citi/SSB are pleased to advise you of their willingness, as Joint Lead Arrangers and Book Managers for the Credit Facilities (the "Joint Lead Arrangers"), to form a syndicate of financial institutions, including Bank of America and Citi/SSB, (the "Lenders") reasonably acceptable to you for the Credit Facilities. No additional agents, co-agents, arrangers or book managers will be appointed and no other titles will be awarded without our prior written approval and consultation with you.

BAS and Citi/SSB intend to commence syndication efforts promptly, and you agree to actively assist, and to cause the Recapitalized Company to assist, BAS and Citi/SSB in achieving a syndication of the Credit Facilities that is satisfactory to the Joint Lead Arrangers. Such assistance by you and the Recapitalized Company shall include (a) your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared by TransitoryCo, the Borrower and the Recapitalized Company and their advisors, or on their behalf, relating to the Transaction; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing lending relationships of the Sponsor and the Recapitalized Company; and (d) otherwise assisting us in our syndication efforts, including by making senior management and advisors of the Sponsor, the Borrower and the Recapitalized Company and their subsidiaries available from time to time to attend and make presentations



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July 27, 2000
Page 3



regarding the business and prospects of the Borrower, the Recapitalized Company and their subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that Bank of America and BAS, after consultation with you and Citi/SSB, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of Bank of America and BAS after consultation with Citi/SSB and that any syndication prior to execution of the definitive documentation for the Credit Facilities will reduce the commitments of the Banks.

The commitments of Bank of America and Citicorp hereunder and the agreements of BAS and Citi/SSB to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion: (a) each of the terms and conditions set forth herein and in the Term Sheet; (b) the execution of the fee letter of even date herewith among the Sponsor, TransitoryCo, Bank of America, BAS and Citi/SSB (the "Fee Letter"); (c) the absence of a material breach of any representation, warranty or agreement of the Sponsor, TransitoryCo or the Borrower set forth herein; (d) consummation of the transactions set forth in the Agreement and Plan of Merger, dated as of June 1, 2000, between TransitoryCo and the Recapitalized Company, as amended by the First Amendment to Agreement and Plan of Merger dated June 28, 2000, on substantially the terms set forth therein or on such other terms as may be satisfactory to Bank of America, BAS and Citi/SSB; (e) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the TransitoryCo, the Borrower, the Recapitalized Company or any of their subsidiaries (other than the Senior Subordinated Notes or Bridge Notes described herein; (f) the negotiation, execution and delivery of definitive documentation for the Credit Facilities consistent with the Term Sheet and otherwise satisfactory to Bank of America, BAS and Citi/SSB (the "Credit Agreement Documents"); (g) no material adverse change in or material disruption of conditions in the financial, banking or capital markets after the date hereof which we, in our reasonable discretion, deem material in connection with the syndication of the Credit Facilities shall have occurred and be continuing; (h) no change, occurrence or development that could, in our reasonable opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of TransitoryCo, the Borrower and the Recapitalized Company and their subsidiaries taken as a whole, shall have occurred or become known to us; and (i) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder.



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July 27, 2000
Page 4


In addition, it is understood and agreed that the Sponsor shall advise the Joint Lead Arrangers of its involvement in any debt offering in excess of $100 million occurring on or prior to the closing of the Transaction.

You hereby represent, warrant and covenant that (a) all information, other than the Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") when taken as a whole is and will be complete and correct in all material respects and when taken as a whole does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning TransitoryCo, the Borrower and the Recapitalized Company and their respective subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request (including due diligence investigations of the Recapitalized Company prepared by your accountants and advisors to the extent permitted by such accountants and advisors) and to supplement the Information and the Projections from time to time until the closing date for the Credit Facilities (the "Closing" or the "Closing Date") so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. You understand that in arranging and syndicating the Credit Facilities the Banks and the Joint Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, and upon the closing of the Transaction, you agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and due diligence expenses) incurred before or after the date hereof by the Banks and the Joint Lead Arrangers in connection with the Credit Facilities, the syndication thereof and the other transactions contemplated hereby.

You agree to indemnify and hold harmless the Banks, the Joint Lead Arrangers and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction or any similar transaction and any of the other transactions contemplated thereby, or
(b) the Credit Facilities or any other financings, or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, that such losses, claims, damages, liabilities or expenses has resulted from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. You agree that no Indemnified Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any

July 27, 2000
Page 5


indirect or consequential damages arising out of, related to or in connection with the Transaction or any of the financings.

The terms of this Commitment Letter, the Term Sheet and the Fee Letter are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Credit Facilities or as may be required by law, may not be disclosed in whole or in part to any other person or entity (including the Recapitalized Company) without our prior written consent; provided, however, it is understood and agreed that you may disclose the terms of this Commitment Letter and the Term Sheet (but not the Fee Letter) (i) on a confidential basis to the board of directors, senior management and advisors of the Recapitalized Company in connection with their consideration of the Transaction, and (ii) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the SEC and other applicable regulatory authorities and stock exchanges, and in proxy and other materials disseminated to stockholders and other purchasers of securities of the Recapitalized Company.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder. Except for its obligations to assist with syndication of the Credit Facilities as provided above, the Sponsors' obligations hereunder shall terminate upon the execution and delivery of definitive documentation for the Credit Facilities.

In connection with the services and transactions contemplated hereby, you agree that the Banks and the Joint Lead Arrangers are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Sponsor, TransitoryCo, the Borrower, the Recapitalized Company or any of their respective affiliates that is or may come into the possession of the Banks, the Joint Lead Arrangers or any of such affiliates. The Banks, the Joint Lead Arrangers and their affiliates will treat all non-public information relating to the Sponsor, TransitoryCo, the Borrower, the Recapitalized Company and their respective affiliates with the same degree of care as they treat their own confidential information.

You acknowledge that Bank of America, BAS and Citi/SSB may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein and otherwise may conflict with your interests. Consistent with Bank of America's, BAS's and Citi/SSB's policy to hold in confidence the affairs of its customers, Bank of America, BAS and Citi/SSB will not furnish confidential information obtained from you, the Recapitalized Company, the Borrower or your and their affiliates to any of its other customers. Furthermore, Bank of America, BAS and Citi/SSB will not use in connection with the transactions contemplated hereby, or furnish to you, the Recapitalized Company or the Borrower confidential information obtained by Bank of America, BAS and Citi/SSB from any other person.

This Commitment Letter and the Fee Letter shall be governed by laws of the State of New York. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and

July 27, 2000
Page 6


thereby or the actions of the Banks and the Joint Lead Arrangers in the negotiation, performance or enforcement hereof.

This Commitment Letter, together with the Term Sheet and the Fee Letter, are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter, the Term Sheet and the Fee Letter may be modified or amended only by the written agreement of all of us. This Commitment Letter and the Fee Letter are not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Eastern time on July 27, 2000 unless you execute this Commitment Letter and the Fee Letter and return them to us by that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Transaction without the use of the Credit Facilities, (b) the acceptance by the Recapitalized Company or any of its affiliates of an offer for all or any substantial part of the capital stock or assets of the Recapitalized Company other than the offer contemplated hereby, and (c) November 30, 2000, unless definitive documentation for the Credit Facilities is executed and delivered prior to such date. This letter supersedes and replaces that letter dated June 1, 2000 among the parties hereto.

We are pleased to have the opportunity to work with you in connection with this important financing.

If the foregoing is in accordance with your understanding, please execute and return this letter to us.

Very truly yours,

BANK OF AMERICA, N.A.


By: /s/ William A. Bowen, Jr.
    -----------------------------------------
Title: Managing Director


CITICORP NORTH AMERICA, INC.


By:/s/ David J. Wirdnam
   -----------------------------------------
Title: Director

July 27, 2000
Page 7



BANC OF AMERICA SECURITIES LLC


By: /s/ William A. Bowen, Jr.
    -----------------------------------------
Title:  Managing Director


SALOMON SMITH BARNEY INC


By: /s/ David J. Wirdnam
    -----------------------------------------
Title:  Director


Accepted and agreed to as of ________________, 2000:


PAC PACKAGING ACQUISITION CORPORATION

By: /s/ Paul W. Jones
    -----------------------------------------
Title:  President


BERKSHIRE PARTNERS LLC

By: /s/ Richard K. Lubin
    -----------------------------------------
Title:  Managing Director

                                   SCHEDULE I


                             SOURCES AND USES TABLE






SOURCES

Term Loan Facilities                                            $260,000,000
Revolving Credit Facility (Amount funded at Closing)(1)          $40,648,000
Senior Subordinated Notes / Bridge Notes                        $150,000,000
Equity Financing                                                $160,000,000
Available Cash                                                    $2,000,000
Assumed Debt                                                     $36,400,000

Total Sources                                                   $649,048,000



USES

Purchase Capital Stock(2)                                       $276,900,000
Refinance Existing Debt(3)                                      $290,748,000
Payment of Fees & Expenses(4)                                    $45,000,000
Assumed Debt                                                     $36,400,000

TOTAL USES                                                      $649,048,000





--------------------------------
(1)  Total amount of Revolving Credit Facility will be $140 million.
(2)  Based on $20.00 per share.
(3)  Includes $5 million of accrued interest.
(4)  Includes bond tender premium.

                            UNITED STATES CAN COMPANY
                          SUMMARY OF TERMS & CONDITIONS

                                  July 27, 2000

===============================================================================

BORROWER:                   United  States Can Company, a wholly owned
                            subsidiary of U.S. Can Corporation ("USC" or the "Recapitalized Company"). In addition, certain designated non-US subsidiaries of USC (the
                            "Foreign Subsidiary Borrowers") may be borrowers, on a several basis, with respect to the multi-currency subfacility referred to below.
                            USC will have no business other than holding the stock of the Borrower and guaranteeing the Credit
                            Facilities.

GUARANTORS:                 USC and all existing and future direct and
                            indirect domestic subsidiaries of USC (other than the Borrower). In addition, USC and the subsidiaries of the Foreign Subsidiary Borrowers will also guarantee the loans extended to the Foreign Subsidiary Borrowers. All guarantees shall be guarantees of payment and not of collection.


ADMINISTRATIVE AGENT:       Bank of America, N.A. (the "Administrative Agent"
                            or "Bank of America").

JOINT LEAD ARRANGERS &
JOINT BOOK MANAGERS:        Banc of America Securities LLC ("BAS") and
                            Salomon Smith Barney Inc. ("SSB").

SYNDICATION AGENT:          Citicorp North America, Inc. (the "Syndication
                            Agent" or "Citicorp"; the Syndication Agent, together with the Administrative Agent, collectively referred to as the "Agents").

LENDERS: A syndicate of financial institutions (including Bank of America and Citicorp) arranged by the Joint Lead Arrangers, which institutions shall be reasonably acceptable to the Borrower and the Joint Lead Arrangers (collectively, the "Lenders").



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
CREDIT FACILITIES:          An aggregate principal amount of up to $400.0
                            million will be available under the conditions hereinafter set forth:

                            Revolving Credit Facility: $140.0 million revolving credit facility, which will include (i) $25.0 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit") and (ii) a $75 million (U.S. Dollar equivalent) multi-currency sublimit for borrowings by Foreign Subsidiary Borrowers in available foreign currencies (which shall include British Pounds Sterling, German Deutsche Marks and Euros), to be provided and issued by a Lender (approved by the Administrative Agent) acting as a fronting bank (the "Multi-Currency Fronting Bank"), with each Lender purchasing an irrevocable and unconditional participation in the loans extended by such Multi-Currency Fronting Bank. Letters of Credit will be issued by Bank of America (in such capacity, the "Letter of Credit Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                            Tranche A Term Loan Facility: $80.0 million term loan facility.

                            Tranche B Term Loan Facility: $180.0 million term loan facility.


PURPOSE:                    The proceeds of the Credit Facilities shall be used:
                            (i) to finance a portion of the costs of the Transaction, including premiums, fees and expenses incurred in connection with therewith in an amount not to exceed $47 million; and (ii) to provide for working capital and general corporate purposes of the Borrower and its subsidiaries, including Permitted Acquisitions (to be defined).

INTEREST RATES:             The Credit Facilities shall bear interest as set
                            forth on Addendum I.

MATURITY:                   Revolving Credit Facility: The Revolving Credit
                            Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 6 years from Closing.

                            Term Loan Facilities: The Tranche A Term Loan Facility and the Tranche B Term Loan Facility (collectively the "Term Loan Facilities") shall be subject to repayment according to the Scheduled Amortization (as shown below), with the final payment of all amounts outstanding, plus accrued interest, being due 6 years from Closing for the Tranche A Term Facility and 8 years from Closing for the Tranche B Term Facility.

AVAILABILITY/
SCHEDULED
AMORTIZATION:               Revolving Credit Facility: Loans under the Revolving
                            Credit Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability under the aggregate committed amount for the Revolving Credit Facility.

                            Term Loan Facilities: The loans made under the Tranche A Term Loan Facility ("Tranche A Term Loans") and the loans made under the Tranche B Term Loan Facility ("Tranche B Term Loans") will be available in a single borrowing at Closing. The Term Loan Facilities will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the Scheduled Amortization).

                                     Tranche A             Tranche B
             Loan year 1            $4.0 million          $1.0 million
             Loan year 2            $8.0 million          $1.0 million
             Loan year 3            $8.0 million          $1.0 million
             Loan year 4           $12.0 million          $1.0 million
             Loan year 5           $16.0 million          $1.0 million
             Loan year 6           $32.0 million          $1.0 million
                                   -------------
             Loan year 7             -----               $87.0 million
             Loan year 8             -----               $87.0 million
                                                         -------------
             Total                 $80.0 million        $180.0 million


SECURITY:                   First priority, perfected security interest (subject
                            to no other liens except for permitted liens to be determined) in (i) 100% of the issued and outstanding capital stock of the Borrower and each of the other direct and indirect domestic subsidiaries of USC, (ii) 65% of the voting capital stock and 100% of the non-voting capital stock of each direct foreign subsidiary of USC or any of its domestic subsidiaries (or such greater or lesser percentage, as applicable which would not result in a repatriation of earnings under U.S. law) and (iii) all other present and future assets and properties of USC and its direct and indirect domestic subsidiaries (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles). In addition the loans extended to the Foreign Subsidiary Borrowers under the multi-currency subfacility will also be secured by the assets of the Foreign Subsidiary Borrowers and their subsidiaries.

                            The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                 In addition to the amortization set forth above, the
                            Credit Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all asset sales by USC or any of its subsidiaries (including stock of subsidiaries), subject to baskets and reinvestment provisions to be agreed upon; (b) 75%
                            (if the senior debt/EBITDA ratio is equal to or greater than 3.0:1.0) or 50% (if the senior debt/EBITDA ratio is less than 3.0:1.0) of Excess
                            Cash Flow (to be defined) pursuant to an annual cash sweep; (c) 100% of the net cash proceeds from the issuance of any debt (excluding proceeds from the issuance of Senior Subordinated Notes, the proceeds of which are applied to permanently reduce outstanding Bridge Notes and other permitted debt to be negotiated) by USC or any of its subsidiaries;
                            and (d) 50% of the net cash proceeds from the issuance of equity by USC or any of its subsidiaries, excluding (a) proceeds from any issuance of equity within one year of the anniversary date of the Closing which are applied to permanently reduce outstanding Bridge Notes, (b) any equity invested by the Sponsor and other rollover shareholders, and (c) any equity invested in connection with a permitted acquisition; provided that with respect to clause (b) and (c) such proceeds shall be excluded only if the Bridge

                            Notes are not outstanding). Prepayments shall be applied pro rata to reduce the Tranche A Term Loans and the Tranche B Term Loans and within each tranche pro rata with respect to each remaining installment of principal; provided, however, that with respect to clause (a) above, any prepayment shall be applied pro rata across all the Credit Facilities (with corresponding commitment reductions in the case of prepayments applied to the Revolving Credit Facility). Any holders of Tranche B Term Loans may, so long as there is a principal balance outstanding with respect to Tranche A Term Loans, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay Tranche B Term Loans above shall be allocated pro rata among the Tranche A Term Loans and the Tranche B Term Loans held by Lenders accepting such prepayments.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                 The Borrower may prepay the Credit  Facilities in
                            whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings during an interest period.
                            Prepayments of the Term Loan Facilities shall be applied pro rata to reduce the Tranche A Term Loans and the Tranche B Term Loans and within each tranche pro rata with respect to each remaining installment of principal. Any holders of Tranche B Term Loans may, so long as there is a principal balance outstanding with respect to Tranche A Term Loans, decline to accept any voluntary prepayment and, under such circumstances, all amounts that would otherwise be used to prepay Tranche B Term Loans shall be allocated pro rata among the Tranche A
                            Term Loans and the Tranche B Term Loans held by
                            Lenders accepting such prepayments.

CONDITIONS
PRECEDENT
TO CLOSING:                 Usual and customary for financing transactions of
                            this type and for the particular financing transaction contemplated hereby, including but not limited to the following:

                            (i) Concurrent Transactions; Documentation. The Equity Financing, the Subordinated Debt Financing and the Refinancing shall have been consummated on terms satisfactory to the Agents in all respects, and all conditions precedent to the consummation of the Equity Financing and the Subordinated Debt Financing shall have been satisfied or, with the prior approval of the Agents, waived. The Borrower, the Guarantors and the Lenders shall have entered into definitive documentation with respect to the Credit Facilities in form and substance reasonably satisfactory to the Agents and their counsel.

                            (ii) Purchase Agreement; Consummation of the
                                 Transaction. Consummation of the transactions set forth in the Agreement and Plan of Merger, dated as of June 1, 2000, between TransitoryCo and USC, as amended by the First Amendment to Agreement and Plan of Merger dated June 28, 2000 (the "Purchase Agreement"), on substantially the terms set forth therein. The Agents and their counsel shall be reasonably satisfied with (a) the capitalization, structure and equity ownership of the Recapitalized Company and its subsidiaries, before and after giving effect to the Transactions and (b) the sources and uses of funds relating to the Transactions. The Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition precedent therein waived, without the prior written consent of the Agents. The Transaction shall have been consummated in all material respects in accordance with the terms of the Purchase Agreement and in compliance with applicable laws and regulatory approvals, and all conditions precedent to the obligations of USC and its subsidiaries under the Purchase Agreement shall have been satisfied or, with the prior approval of the Agents, waived.

                         (iii) Capitalization; Etc. The corporate, capital and ownership structure (including charter and by-laws) and stockholders' agreements, management agreements, franchise agreements, employment agreements, stock option and other employee benefit plans and management of USC and its subsidiaries (after giving effect to the Transaction) shall be satisfactory to the Agents in all material respects.

                          (iv) Due Diligence. The Agents and their counsel shall have completed and be satisfied with the results of their business, legal, environmental, tax, pension, regulatory and accounting due diligence review of the business, assets, liabilities (actual and contingent), operations, properties, condition (financial or otherwise), management, material agreements, prospects and value of USC and its subsidiaries; it being understood that the Agents have substantially completed and are satisfied with the results of their due diligence investigation of USC and its subsidiaries to date. This condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by the Agents after the date hereof which the Agents deem materially adverse in respect of the business, assets, liabilities (actual and contingent), operations, properties, condition (financial or otherwise), management, material agreements, prospects or value of USC and its subsidiaries.

                           (v) Financial Statements. The Agents shall have received and, in each case, be satisfied with
                                 (a) interim estimated monthly consolidated financial statements for each fiscal month of USC after December 31, 1999 (which estimated monthly financial statements shall be made available for each month by the 15th day of the succeeding month), (b) interim internal monthly consolidated and consolidating financial statements for each fiscal month of USC after December 31, 1999 (which monthly financial statements shall be made available for each month by the 25th day of the succeeding month),
                                 (c) monthly working capital detail for the trailing twelve months and first projected year and (d) a pro forma consolidated balance sheet of USC and its subsidiaries as of Closing as well as pro forma consolidated financial statements of USC and its subsidiaries for the year ended December 31, 1999 and for the twelve months ended June 30, 2000 (collectively, the "Adjusted Pro Forma Financial Statements"), together with a certificate of the chief financial officer of the Recapitalized Company to the effect that such statements accurately present the pro forma financial position of the Recapitalized Company and its subsidiaries in accordance with GAAP, in each case giving effect to (i) the Transaction, (ii) all completed, probable and pending acquisitions and/or divestitures (including, without limitation, the assets of the Wheeling Closure Facility and the Warren Lithography Facility), (iii) the annual management fee of $750,000 payable to the Sponsor, and (iv) the financings and other transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, prepared by independent public accountants of recognized national standing and meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a Registration Statement under such Act on Form S-1. Such pro forma financial statements (A) for the twelve months ended December 31, 1999 shall evidence minimum
                                 EBITDA of $107 million, (B) for the twelve months ended June 30, 2000 shall evidence minimum EBITDA of $101.5 million, and (C) for the most recent twelve month period ending prior to the Closing (for which financial statements are available as required in clause
                                 (a) above) shall evidence minimum EBITDA of $101.50 million; provided that the EBITDA figures in this clause (v) shall exclude up to $3.3 million of the one-time expenses and any pro forma cost savings resulting from the reduction in force announced by the Borrower in July, 2000.

                        (vi) Ratio of Total Debt to Adjusted Pro Forma Consolidated EBITDA. The Agents shall have received evidence that the ratio of (i) the consolidated total debt of the Recapitalized Company and its subsidiaries as of the end of the most recent fiscal quarter for which unaudited statements have been provided, on a pro forma basis, after giving effect to the Transactions, to (ii) the consolidated EBITDA of the Recapitalized Company and its subsidiaries, as determined pursuant to the Adjusted Pro Forma Financial Statements (the "Adjusted Pro Forma Consolidated EBITDA"), for the period of four fiscal quarters ending as of the end of the most recent fiscal quarter for which unaudited statements have been provided would not exceed 4.85 to 1.0.


                        (vii) Material Adverse Change. No material adverse change (including any event which, in the opinion of the Agents, is reasonably likely to result in such a material adverse change) in the business, assets, liabilities (actual and contingent), operations, properties, condition (financial or otherwise), management, material agreements or prospects of USC and its subsidiaries, taken as a whole, shall have occurred since the date of the most recent audited financial statements of USC delivered to the Agents as of the date of the Commitment Letter, and no material inaccuracy in such financial statements shall exist (it being understood that for all purposes hereof, the financial information disclosed on the Borrower's Quarterly Report on Form 10-Q for the quarter ended April 2, 2000 shall not be deemed to constitute or evidence, in whole or in part, such a material adverse change).

                        (viii) Solvency. The Administrative Agent shall have received a certification addressed to the Administrative Agent and the Lenders as to the solvency of USC and its subsidiaries on a consolidated basis (after giving effect to the Transaction) from an independent firm selected by the Agents.

                         (ix) Other Obligations. On or prior to the date of the initial extensions under the Credit Facilities, (A) all fees and expenses due and payable to the Agents, any other Lender and/or their affiliates pursuant to the Commitment Letter, the Fee Letter or otherwise shall have been paid in full as contemplated therein, and
                                 (B) each of the Sponsor and TransitoryCo shall have complied with all of their respective obligations under the Commitment Letter and the Fee Letter, and each such letter shall be in full force and effect.

                         (x) Consents. All governmental, shareholder and third-party consents (including, without limitation, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act) and approvals necessary in connection with the Transaction and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or such other transactions or that could seek or threaten any of the foregoing.

                         (xi) Judgments, Etc. There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transaction in the manner contemplated by the Purchase Agreement and (B) any pending or threatened action, suit, investigation or proceeding which could materially adversely affect the ability of the Borrower or any of the Guarantors to perform any of their respective obligations under the definitive documentation with respect to the Credit Facilities or the ability of the Administrative Agent or the Lenders to exercise their rights thereunder.

                         (xii) Opinions. The Agents shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the definitive documentation with respect to the Credit Facilities) in form and substance satisfactory to the Agents, and such corporate resolutions, certificates, and other documents as the Agents shall reasonably require.

                        (xiii) Available Financing. After giving effect to the Transaction and all extensions of credit under the Revolving Credit Facility on the date of Closing there shall be at least $90 million of availability under the Revolving Credit Facility.

                         (xiv) Financial Obligations. The Agents shall be satisfied that USC and its subsidiaries are in compliance with all existing financial obligations after giving effect to the Transaction.

                          (xv) Engagement Letter. An engagement letter with a financial institution or financial institutions reasonably acceptable to the Joint Lead Arrangers pursuant to which the Borrower shall have engaged such financial institution(s) to act as underwriter, placement agent or initial purchaser of any public or private offering of debt securities by the Borrower, on terms and conditions reasonably acceptable to the Joint Lead Arrangers, shall be in full force and effect.

                         (xvi) Outstanding Indebtedness. The Agents shall have received satisfactory evidence that, after giving effect to the Transactions, neither Recapitalized Company nor its subsidiaries shall have outstanding any indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Credit Facilities, (b) the Senior Debt Financing, (c) the Preferred Stock issued in connection with the Transaction, and (d) other limited indebtedness to be agreed upon, including the debt assumed in connection with the Transaction. The terms and conditions of all indebtedness of the Recapitalized Company and its subsidiaries that will remain outstanding after the Closing Date (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of defaults and remedies) shall be reasonably satisfactory in all respects to the Lenders.

                        (xvii) Environmental and Employee Health and Safety. The Agents shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety liabilities and exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower with respect thereto, and the Agents shall have received environmental assessments (including Phase I reports) reasonably satisfactory to the Agents from an environmental consulting firm satisfactory to Agents. This condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by the Agents after the date hereof which the Agents deem materially adverse in respect of the environmental and employee health and safety liabilities and exposures of USC and its subsidiaries.

                       (xviii) Taxes. The Agents shall be reasonably satisfied in all respects (a) with the tax position and the contingent tax liabilities of Recapitalized Company and its subsidiaries for prior operating periods, and with the plans of Recapitalized Company and its subsidiaries with respect thereto, and (b) with any tax sharing agreements among Recapitalized Company and its subsidiaries after giving effect to the Transactions.

                         (xix) Existing Management. Management of the Recapitalized Company and its subsidiaries (after giving effect to the Transactions) shall be satisfactory to the Agents in all material respects; it being understood that management as of the date hereof is satisfactory to the Agents.

                         (xx) Contractual Restrictions. The Agents shall be satisfied that neither the Recapitalized Company nor any of its subsidiaries is subject to material contractual or other restrictions that would be violated by the Transactions, including the granting of guarantees and the payment of dividends by subsidiaries.

                         (xv) Absence of Defaults. There shall not exist or have occurred any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions or otherwise.


REPRESENTATIONS
& WARRANTIES:                   Usual and customary for financing transactions
                                of this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents;
                                (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations;
                                (viii) status under Investment Company Act;
                                (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; and
                                (xii) payment of taxes.

COVENANTS:                      Usual and customary for financing transactions
                                of this type and for the particular financing transaction contemplated hereby (with exceptions to be negotiated), including but not limited to the following: (i) delivery of financial statements and other reports, including, without limitation, the audited financial statements of May Verpackungen for fiscal years 1998, 1999 and 2000 when available; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes;
                                (vi) maintenance of insurance; (vii) payment or performance of obligations, (viii) preservation of corporate existence,

                                 (ix) inspection rights, (x) maintenance of books and records, (xi) maintenance of properties, (xii) use of proceeds, (xiii) further assurances, (xiv) limitation on liens and negative pledges; (xv) limitations on mergers, consolidations and sales of assets;
                                 (xvi) limitations on incurrence of debt
                                 (including layered debt); (xvii) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xviii) limitations on investments and acquisitions; (xix) ERISA; (xx) limitation on transactions with affiliates, (xxi) limitation on capital expenditures, (xxii) limitations on changes to line of business, (xxiii) limitations on amendment of debt and other material agreements, (xxiv) limitations on the issuance and sale of capital stock of restricted subsidiaries, (xxv) limitations on restrictions on (a) distributions from subsidiaries and (b) the ability of the Borrower to prepay loans under the Credit Facilities, (xxvi) limitations on activities of USC, and (xxvii) within sixty days after the Closing, the Borrower shall have entered into interest rate protection agreements reasonably satisfactory to the Agents, which agreements shall provide coverage in an amount equal to at least $150.0 million for a duration of at least 3 years from Closing.

                                 Financial covenants to be measured quarterly and to include (without limitation):

                                 - Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt/EBITDA),

                                 - Maintenance on a rolling four quarter basis of a Minimum Cash Interest Coverage Ratio (EBITDA/cash interest expense),

                                 - Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage Ratio (EBITDA less capital expenditures less cash taxes)/(interest expense + scheduled principal repayments), and

                                 - Maintenance on a rolling four quarter basis of a minimum level of EBITDA.

                                 USC shall have agreed that it will not engage in any business, activity or operation other than owning and holding the capital stock of the Borrower, guaranteeing the Credit Facility and the Subordinated Debt Financing and pledging its assets (including the capital stock of the Borrower) as security therefor, and activities directly related thereto. Except with respect to TransitoryCo, USC shall not be permitted to merge with or into any other person.

EVENTS OF DEFAULT:               Usual and customary for financing transactions
                                 of this type and for the particular financing transaction contemplated hereby (with usual and customary grace periods and baskets to be negotiated), including but not limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy or insolvency;
                                 (vi) material judgments; (vii) ERISA; (viii) actual or asserted invalidity of any loan documents or security interests; or (ix) Change in Control (to be defined).

ASSIGNMENTS/
PARTICIPATIONS:                  Each Lender will be permitted to make
                                 assignments in minimum amounts of $2.5 million to other financial institutions approved by the Borrower (absent a default or pending default) and the Administrative Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date.
                                 An assignment fee of $3,500 is payable by the Lender to the Administrative Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:                      Amendments and waivers of the provisions of the
                                 loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities (the "Required Lenders"), except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of final maturities, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan Facility and at least 50% of the Tranche B Term Loan Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A and Tranche B Term Loan
                                 Facilities.

INDEMNIFICATION:                 The Borrower shall indemnify the Agents, the
                                 Joint Lead Arrangers and the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs. This indemnification shall survive and continue for the benefit of the Agents, the Joint Lead Arrangers and the Lenders at all times after TransitoryCo's and the Sponsor's acceptance of the Lenders' commitment for the Credit Facilities, notwithstanding any failure of the Credit Facilities to close.

CLOSING:                         On or before November 30, 2000

GOVERNING LAW:                   State of New York.

FEES/EXPENSES:                   As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. Each of the Borrower and the Guarantors shall waive its right to a trial by jury.

                                   ADDENDUM I

                                FEES AND EXPENSES

COMMITMENT FEE:                 A 50 basis points per annum (calculated on
                                the basis of actual number of days elapsed in a year of 360 days) Commitment Fee calculated on the unused portion of the Credit Facilities shall commence to accrue upon execution of a definitive credit agreement and shall be paid thereafter quarterly in arrears.

INTEREST RATES:                 Subject to performance pricing (as set forth
                                below) the Revolving Credit Facility and Tranche
                                A Term Loan Facility shall bear interest at a rate equal to LIBOR plus 325 bps (calculated on the basis of actual number of days elapsed in a year of 360 days) or the Alternate Base Rate
                                (defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus 1/2%) plus 225 bps (calculated on the basis of actual number of days elapsed in a year of 365/366 days). The Tranche B Term Loan
                                Facility shall bear interest at a rate equal to LIBOR plus 375 basis points or the Alternative Base Rate plus 275 basis points;
                                provided that if the Borrower has a BB rating or better from S&P and a Ba2 rating or better from Moody's the Tranche B Term Loan shall bear interest at a rate equal to LIBOR plus 350 basis points or the Alternative Base Rate plus
                                250 basis points. If during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Credit Facilities, the Borrower shall immediately reimburse the Administrative
                                Agent (for the benefit of the assigning
                                Lender(s)) for any such costs, charges or fees.
                                Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                                The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                                A penalty rate shall apply on all amounts outstanding under the Credit Facilities (including Letters of Credit) (a) upon the occurrence of a payment default or (b) subsequent to any other Event of Default, upon the affirmative action by the Required Lenders, at a rate per annum of 2% above the applicable interest rate or letter of credit fee.

July 27, 2000
Page 18


PERFORMANCE
PRICING: The LIBOR and Alternate Base Rate margins (and the letter of credit fees) for the Revolving Credit Facility and the Tranche A Term Loan Facility will be subject to performance pricing step-downs, commencing 5 business days following the delivery of the compliance certificate with respect to the quarterly financial statements dated March 31, 2001, based upon the Borrower's total debt/EBITDA ratio, as outlined in the table below:

                 ------------------------ --------------------------------------
                                         -------------------------------------
                                          Applicable Percentage for Revolving
                                           Credit Facility and Tranche A Term
                                                   Loan Facility
                                        --------------------------------------
                                        ----------------- -------------------
                    total debt/EBITDA        LIBOR Loans      Base Rate Loans
                          Ratio
                 ------------------------- ----------------- -------------------
                      > 4.75 to 1.0            325 bps            225 bps
                      -
                 ------------------------- ----------------- -------------------
                       < 4.75 to 1.0
                           but                 300 bps            200 bps
                      > 4.50 to 1.0
                      -
                 ------------------------- ----------------- -------------------
                      < 4.50 to 1.0
                           but                 275 bps            175 bps
                      > 4.00 to 1.0
                      -
                 ------------------------- ----------------- -------------------
                      < 4.00 to 1.0            250 bps            150 bps
                           but
                      > 3.50 to 1.0
                      -
                 ------------------------- ----------------- -------------------
                 ------------------------- ----------------- -------------------
                      < 3.50 to 1.0            225 bps            125 bps
                 ------------------------- ----------------- -------------------

COST AND YIELD
PROTECTION:                      Usual for transactions and facilities of this
                                 type, including, without limitation, in
                                 respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, legality, unavailability, increased costs in connection with LIBOR loans or letters of credit and payments free and clear of withholding or other taxes.

LETTER OF
CREDIT FEES:                     The Borrower shall pay a per annum letter of
                                 credit fee (calculated on the basis of actual number of days elapsed in a year of 360 days) on the outstanding amount of all Letters of Credit. The applicable letter of credit fee shall be the applicable percentage over LIBOR
                                 (the "LIBOR Margin") in effect from time to time for LIBOR based loans outstanding under the Revolving Credit Facility.

                                 In addition, the Borrower shall pay the
                                 Fronting Bank for its own account a per annum fronting fee of 1/8% (calculated on the basis of actual number of days elapsed in a year of 360 days) on the outstanding amount of all Letters of Credit. The letter of credit fronting fee shall be due quarterly in arrears.

July 27, 2000
Page 19


EXPENSES:                        Upon Closing, the Borrower will pay all
                                 reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facilities, including, without limitation, the legal fees of the Agents' and Joint Lead Arrangers' counsels.